UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 31, 2014

FBI Wind Down, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-00091	43-0337683
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 N. Brentwood, St. Louis, Missouri		63105
(Address of principal executive offices)		(zip code)

(314) 863-1100
(Registrant's telephone number, including area code)

Furniture Brands International, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
As previously disclosed by FBI Wind Down, Inc., formerly known as Furniture Brands International, Inc. (the “Company”), on September 9, 2013, the Company and its direct and indirect domestic subsidiaries (collectively with the Company, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The Chapter 11 cases are being jointly administered under the caption “In re FBI Wind Down, Inc., et al.”, Case No. 13-12329 (the “Chapter 11 Cases”).
On March 31, 2014, the Debtors, the Pension Benefit Guaranty Corporation (“PBGC”), and the Official Committee of Unsecured Creditors in the Debtors’ Chapter 11 Cases (the “Creditors’ Committee,” and together with the Debtors and PBGC, collectively, the “Parties”) entered into a settlement agreement (the “Settlement Agreement”), which remains subject to the approval of the Bankruptcy Court. On April 4, 2014, the Parties filed a motion with the Bankruptcy Court requesting that a hearing be held on April 28, 2014 to consider whether to approve the Settlement Agreement. No assurance can be given as to the outcome of such hearing. In the event the Settlement Agreement is not approved, the Settlement Agreement will be null and void.
As part of the Settlement Agreement, the Debtors will promptly file a chapter 11 plan with the Bankruptcy Court, which will incorporate the provisions of the Settlement Agreement, and which chapter 11 plan has been approved, in all material respects, by the Creditors’ Committee and PBGC (the “Chapter 11 Plan”). Pursuant to the Settlement Agreement, the Creditors’ Committee and PBGC agreed to support confirmation of the Chapter 11 Plan.
Subject to the approval of the Bankruptcy Court, the Debtors will, pursuant to the Settlement Agreement, enter into a termination agreement (substantially in the form annexed to the Settlement Agreement as Exhibit A), which will (i) terminate the Debtors’ pension plan and appoint PBGC as statutory trustee, and (ii) result in dismissal with prejudice of a pending action filed by PBGC against the Debtors in the United States District Court for the Eastern District of Missouri to enforce PBGC’s determination that the Debtors’ pension plan should be terminated. Under the terms of the Settlement Agreement, PBGC agrees to reduce its claims against the Debtors from an aggregate amount of more than $340 million to approximately $300 million. PBGC also agrees to a secured claim of approximately $2.17 million, which will be satisfied from $25 million that was previously placed in escrow to satisfy PBGC’s claims against the proceeds from the sale of the Debtors’ foreign non-debtor affiliates, with the remaining funds to be released upon the effective date of the Chapter 11 Plan. Further, the Creditors’ Committee and PBGC agree to support a liquidating plan for the Chapter 11 Cases that provides for the partial substantive consolidation of the Debtors, thereby reducing the impact on other general unsecured creditors from the Debtors’ joint and several liability to PBGC .
The Settlement Agreement also requires PBGC to make available $6 million of its initial distribution under the Chapter 11 Plan to holders of allowed general unsecured claims (other than PBGC) who (i) either vote to accept the Chapter 11 Plan or do not vote to reject the Chapter 11 Plan, and (ii) do not object to confirmation of the Chapter 11 Plan. PBGC’s contribution of this additional cash will be administered by the liquidating trustee to be appointed under the Chapter 11 Plan. Moreover, if the net proceeds (after payment of all associated fees, costs and expenses) of certain litigation brought by the liquidating trustee exceed $20,000,000, then PBGC agrees to make twenty percent (20%) of its pro rata share of such excess litigation proceeds, if any, available to other general unsecured creditors.
Although the Settlement Agreement, if approved by the Bankruptcy Court, would provide that PBGC will have certain allowed claims against the Debtors, there can be no assurance as to whether PBGC will ultimately recover any amounts from the Debtors in connection with these claims. No distributions from the Debtors’ estates will be made unless and until the Chapter 11 Plan of the Debtors is voted on and confirmed by the Bankruptcy Court, and there can be no assurance as to when or whether such events will occur. In addition, as a result of the releases granted pursuant to the Settlement Agreement, PBGC will, upon the effective date of the Chapter 11 Plan, relinquish the right to pursue certain additional claims, which may include unknown or unmatured claims, against the Debtors.
The foregoing summary of the Settlement Agreement, including the exhibit attached thereto, is qualified in its entirety by reference to the complete text of the Settlement Agreement, including the exhibit attached thereto, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
10.1
Settlement Agreement, dated as of March 31, 2014, by and among FBI Wind Down, Inc. (f/k/a Furniture Brands International, Inc.) and its wholly owned subsidiaries, the Pension Benefit Guaranty Corporation, and the Official Committee of Unsecured Creditors of FBI Wind Down Inc., et al.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 4, 2014

Furniture Brands International, Inc.
(Registrant)

By:	/s/ Meredith M. Graham
Name:	Meredith M. Graham
Title:	Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Settlement Agreement, dated as of March 31, 2014, by and among FBI Wind Down, Inc. (f/k/a Furniture Brands International, Inc.) and its wholly owned subsidiaries, the Pension Benefit Guaranty Corporation, and the Official Committee of Unsecured Creditors of FBI Wind Down Inc., et al.